Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2019 First Quarter

•	First quarter revenue grows 5%

•	As reported EPS grows 21% and adjusted EPS grows 18%

•	Board approves increase in quarterly dividend to $0.34 per share

•	Fiscal 2019 full year revenue and adjusted earnings outlook confirmed

DERBY, U.K. - (August 8, 2018) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2019 first quarter ended June 30, 2018. Fiscal 2019 first quarter revenue as reported increased 5% to $638.8 million compared with $608.0 million in the first quarter of fiscal 2018, with growth across all segments. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was also 5% for the first quarter of fiscal 2019.

“We are pleased with another strong start to a new fiscal year, with revenue growth at the high-end of our full year expectations and earnings in-line with our plan,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Based on our performance in the quarter and expectations for the rest of the year, we continue to anticipate a record year consistent with our previous guidance.”

As reported, net income for the first quarter was $70.0 million, or $0.82 per diluted share, compared with net income of $58.1 million, or $0.68 per diluted share in the first quarter of fiscal 2018. Adjusted net income (see Non-GAAP Financial Measures) for the first quarter of fiscal 2019 was $85.6 million, or $1.00 per diluted share, compared with adjusted net income for the previous year’s first quarter of $73.2 million or $0.85 per diluted share.

First Quarter Segment Results

Beginning in the first quarter of fiscal 2019, the Company has changed the way it reports segment operating profit. Segment operating profit no longer includes certain corporate cost allocations. Please see the attached financial tables for a recast of prior year periods.

Healthcare Products revenue as reported grew 1% in the quarter to $292.0 million compared with $289.1 million in the first quarter of fiscal 2018, driven by 5% growth in service revenue and a 2% increase in capital equipment revenue during the quarter. Consumables declined 3% in the first quarter, as a result of divestitures. Constant currency organic revenue growth for Healthcare Products was 4% during the quarter. Healthcare Products operating income was $61.7 million compared with $63.1 million in last year’s first quarter. The decrease in profitability was primarily due to an increase of over $2 million in research and development spending, the impact of divestitures and a negative impact from currency fluctuations.

Healthcare Specialty Services as reported revenue grew 8% in the quarter to $122.2 million compared with $113.4 million in the first quarter of fiscal 2018. On a constant currency organic revenue basis, the segment increased 6%. Healthcare Specialty Services operating income was $13.0 million compared with $14.3 million in last year’s first quarter, primarily due to investments in outsourced reprocessing in the United States.

Fiscal 2019 first quarter revenue for Applied Sterilization Technologies increased 12% as reported to $139.5 million compared with $124.5 million in the same period last year. Constant currency organic revenue increased 9%, primarily due to increased volume from the segment’s core medical device Customers. Segment operating income increased to $56.2 million in the first quarter of fiscal 2019 compared with operating income of $48.0 million in the same period last year, due primarily to the revenue growth.

Life Sciences first quarter revenue as reported grew 5% to $85.0 million compared with $80.9 million in the first quarter of fiscal 2018. Service, consumable and capital equipment revenues all grew 5% compared with the prior year period. Constant currency organic revenue grew 3% in the quarter. Operating income was $29.9 million compared with $26.9 million in the prior year’s first quarter, driven primarily by volume and favorable product mix.

Cash Flow

Net cash provided by operations for the first three months of fiscal 2019 was $100.8 million, compared with $80.7 million in fiscal 2018. Free cash flow (see Non-GAAP Financial Measures) for the first three months of fiscal 2019 was $75.8 million compared with $44.2 million in the prior year. The improvement in free cash flow is primarily due to improvements in working capital, the timing of capital spending and the increase in net income.

Dividend Announcement

STERIS’s Board of Directors has authorized a $0.03 increase in its quarterly interim dividend to $0.34 per share. The dividend is payable September 27, 2018 to shareholders of record at the close of business on August 29, 2018.

Conference Call

As previously announced, STERIS management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1- 877-317-6789 in the United States or 1-412-317-6789 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time on August 8, 2018, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10121683 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Senior Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, the re-measurement of deferred taxes and taxation of prior unremitted earnings impacts of the TCJA, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2018. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (b) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (c) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (d) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (e) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (f) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (g) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (h) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (i) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2018 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (j) the impact on STERIS and its operations, or tax liabilities, of the “Brexit” or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (k) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (l) the possibility that anticipated financial results or benefits of recent acquisitions, or of STERIS’s restructuring efforts, or of recent divestitures will not be realized or will be other than anticipated, and (m) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	June 30,
	2018	2017
	(Unaudited)	(Unaudited)
Revenues	$638,758	$607,964
Cost of revenues	369,708	352,198

Gross profit	269,050	255,766
Operating expenses:
Selling, general, and administrative	158,406	156,336
Research and development	16,220	14,004
Restructuring expense	—	51

Total operating expenses	174,626	170,391

Income from operations	94,424	85,375
Non-operating expense, net	11,373	11,121
Income tax expense	12,773	16,039

Net income	$70,278	$58,215
Net income attributable to noncontrolling interest	287	138

Net income attributable to shareholders	$69,991	$58,077

Earnings per ordinary share (EPS) data:
Basic	$0.83	$0.68

Diluted	$0.82	$0.68

Cash dividends declared per share outstanding	$0.31	$0.28
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	84,685	85,090
Diluted number of shares outstanding	85,509	85,720

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	June 30,	March 31,
	2018	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$218,524	$201,534
Accounts receivable, net	481,482	528,066
Inventories, net	233,876	205,731
Other current assets	55,007	54,326

Total Current Assets	988,889	989,657
Property, plant, and equipment, net	984,235	1,010,524
Goodwill and intangible assets, net	3,032,408	3,160,764
Other assets	46,282	39,389

Total Assets	$5,051,814	$5,200,334

Liabilities and Equity
Current liabilities:
Accounts payable	$130,738	$135,866
Other current liabilities	243,104	262,596

Total Current Liabilities	373,842	398,462
Long-term debt	1,320,064	1,316,001
Other liabilities	258,720	268,571
Equity	3,099,188	3,217,300

Total Liabilities and Equity	$5,051,814	$5,200,334

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended
	June 30,
(In thousands)	2018	2017
	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$292,010	$289,064
Healthcare Specialty Services	122,249	113,434
Life Sciences	84,955	80,935
Applied Sterilization Technologies	139,544	124,531

Total Segment Revenues	$638,758	$607,964

Segment Operating Income:
Healthcare Products	$61,722	$63,124
Healthcare Specialty Services	12,954	14,344
Life Sciences	29,865	26,870
Applied Sterilization Technologies	56,151	47,994

Total Reportable Segments	160,692	152,332
Corporate	(46,042)	(45,833)

Total Segment Operating Income Before Adjustments	$114,650	$106,499
Less: Adjustments
Amortization of inventory and property “step up” to fair value	611	618
Amortization of acquired intangible assets	18,055	16,302
Acquisition and integration related charges	1,671	4,029
Net loss on divestiture of businesses	444	124
(Gain) on fair value adjustment of acquisition related contingent consideration	(842)	—
Tax restructuing costs	287	—
Restructuring charges	—	51

Total operating income	$94,424	$85,375

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Three Months Ended
	June 30,
	2018	2017
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$70,278	$58,215
Non-cash items	31,111	45,816
Changes in operating assets and liabilities	(610)	(23,378)

Net cash provided by operating activities	100,779	80,653

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(27,726)	(36,492)
Proceeds from sale of property, plant, equipment and intangibles	2,795	9
Proceeds from the sale of businesses, net of cash divested	(196)	—
Purchases of investments	(4,955)	—
Acquisition of businesses, net of cash acquired	—	(18,399)
Other	(4,784)	—

Net cash used in investing activities	(34,866)	(54,882)

Financing Activities:
Payments on long-term obligations	—	(7,500)
Proceeds under credit facilities, net	18,443	13,631
Acquisition related deferred or contingent consideration	(685)	(1,876)
Deferred financing fees and debt issuance costs	(298)	(44)
Repurchases of shares	(33,844)	(8,451)
Cash dividends paid to shareholders	(26,265)	(23,858)
Stock option and other equity transactions, net	3,435	5,844

Net cash provided by financing activities	(39,214)	(22,254)
Effect of exchange rate changes on cash and cash equivalents	(9,709)	8,405

Increase (decrease) in cash and cash equivalents	16,990	11,922
Cash and cash equivalents at beginning of period	201,534	282,918

Cash and cash equivalents at end of period	$218,524	$294,840

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Three Months Ended
	June 30,
	2018	2017
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$100,779	$80,653
Purchases of property, plant, equipment, and intangibles, net	(27,726)	(36,492)
Proceeds from the sale of property, plant, equipment, and intangibles	2,795	9

Free Cash Flow	$75,848	$44,170

Twelve Months Ended
March 31,
2019
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$530,000
Purchases of property, plant, equipment, and intangibles, net	(190,000)

Free Cash Flow	$340,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended June 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2018	2017	2018	2017	2018	2018	2018	2018
Healthcare Products	$292,010	$289,064	$—	$(9,870)	$1,704	1.0%	4.6%	4.0%
Healthcare Specialty Services	122,249	113,434	—	—	1,968	7.8%	7.8%	6.0%
Life Sciences	84,955	80,935	—	—	1,248	5.0%	5.0%	3.4%
Applied Sterilization Technologies	139,544	124,531	—	—	4,146	12.1%	12.1%	8.7%

Total	$638,758	$607,964	$—	$(9,870)	$9,066	5.1%	6.8%	5.3%

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended June 30, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2018	2017	2018	2017	2018	2017	2018	2017
GAAP	$269,050	$255,766	$94,424	$85,375	$69,991	$58,077	$0.82	$0.68
Adjustments:
Amortization of inventory and property “step up” to fair value	648	636	611	618
Amortization of acquired intangible assets	100	22	18,055	16,302
Acquisition and integration related charges	587	116	1,671	4,029
Net loss on divestiture of businesses	—	—	444	124
Restructuring charges	—	—	—	51
(Gain) on fair value adjustment of acquisition
related contingent consideration	—	—	(842)	—
Tax restructuring costs	—	—	287	—
Net impact of adjustments after tax*					15,656	15,124
Net EPS impact							0.18	0.17

Adjusted	$270,385	$256,540	$114,650	$106,499	$85,647	$73,201	$1.00	$0.85

*	The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.

FY 2019 Outlook	Twelve Months Ended March 31 2019
(Outlook)**
Net Income per diluted share	$3.88 - 4.00
Amortization of inventory and property “step up” to fair value	0.02
Amortization and impairment of purchased intangible assets	0.64
Acquisition and integration related charges	0.04
Impact of Tax Cuts and Jobs Act	0.05

Adjusted net income per diluted share	$4.63 - $4.75

**	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

First Quarter Fiscal 2019

For Periods Ending June 30, 2018 and 2017

	FY 2019	FY 2018
Total Company Revenues	Q1	Q1
Consumables	$147,571	$147,862
Service	$359,968	$334,359

Total Recurring	$507,539	$482,221

Capital Equipment	$131,219	$125,743

Total Revenues	$638,758	$607,964

United Kingdom Revenues	$47,480	$52,722
United Kingdom Revenues as a % of Total	7%	9%
United States Revenues	$447,540	$422,959
United States Revenues as a % of Total	70%	69%
International Revenues	$143,738	$132,283
International Revenues as a % of Total	23%	22%

Segment Data	Q1	Q1
Healthcare Products
Revenues
Consumables	$100,414	$103,688
Service	84,100	79,811

Total Recurring	184,514	183,499

Capital Equipment	107,496	105,565

Total Healthcare Products Revenues	$292,010	$289,064

Segment Operating Income	61,722	63,124

Healthcare Specialty Services
Healthcare Services Revenues	$122,249	$113,434

Segment Operating Income	12,954	14,344

Life Sciences
Revenues
Consumables	$40,221	$38,319
Service	25,620	24,335

Total Recurring	65,841	62,654

Capital Equipment	19,114	18,281

Total Life Sciences Revenues	$84,955	$80,935

Segment Operating Income	29,865	26,870

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$139,544	$124,531

Segment Operating Income	$56,151	$47,994
Corporate
Operating Loss	$(46,042)	$(45,833)

Other Data	Q1	Q1
Healthcare Products Backlog	$177,064	$135,048
Life Sciences Backlog	63,405	66,505

Total Backlog	$240,469	$201,553

GAAP Income Tax Rate	15.4%	21.6%
Adjusted Income Tax Rate	16.8%	23.1%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.

STERIS plc

Segment Data

Recast of Fiscal 2018 Segment Data By Quarter

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Fiscal Year Ending March 31, 2018
(In thousands)	Q1	Q2	Q3	Q4	Full Year
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$289,064	$302,094	$324,895	$360,001	$1,276,054
Healthcare Specialty Services	113,434	116,111	117,389	122,131	469,065
Life Sciences	80,935	89,461	90,895	100,299	361,590
Applied Sterilization Technologies	124,531	126,493	128,721	133,542	513,287

Total Revenues	$607,964	$634,159	$661,900	$715,973	$2,619,996

Segment Operating Income:
Healthcare Products	$63,124	$63,159	$81,498	$86,376	$294,157
Healthcare Specialty Services	14,344	15,950	13,720	14,444	58,458
Life Sciences	26,870	31,303	31,245	34,471	123,889
Applied Sterilization Technologies	47,994	48,528	48,191	51,584	196,297

Total Reportable Segments	152,332	158,940	174,654	186,875	672,801
Corporate	(45,833)	(38,174)	(38,140)	(40,853)	(163,000)

Total Operating Income Before Adjustments	$106,499	$120,766	$136,514	$146,022	$509,801